Exhibit 10.57

PUGET SOUND ENERGY, INC.

DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

Amended and Restated
Effective October 1, 2000

CONTENTS

1.    DEFINITIONS

1.1.    Account Balance

1.2.    Annual Company Contribution Amount

1.3.    Annual Deferral Amount

1.4.    Beneficiary

1.5.    Board

1.6.    Change in Control

1.7.    Code

1.8.    Committee

1.9.    Company

1.10.    Company Contribution Account

1.11.    Deferral Account

1.12.    Director

1.13.    Directors Fees

1.14.    Disability

1.15.    Disability Benefit

1.16.    ERISA

1.17.    Exchange Act

1.18.    First Plan Year

1.19.    Interim Payment

1.20.    Measurement Funds

1.21.    Monthly Installment Method

1.22.    Participant

1.23.    Plan

1.24.    Plan Year

1.25.    Pre-Retirement Survivor Benefit

1.26.    PSP&L Plan

1.27.    PSP&L Rollover Account

1.28.    PSP&L Rollover Amount

1.29.    Retirement or Retire

1.30.    Section 16 Insider

1.31.    Stock

1.32.    Trust

1.33.    Trustee

1.34.    Unforeseeable Financial Emergency

1.35.    WECo Plan

1.36.    WECo Rollover Account

1.37.    WECo Rollover Amount

1.38.    WNG Plan

2.   ENROLLMENT, PARTICIPATION

2.1    Enrollment Requirements

2.2    Participation

3.   DEFERRAL ELECTIONS; COMPANY CONTRIBUTIONS

3.1    Election to Defer

3.2    Withholding of Annual Deferral Amounts

3.3    Annual Company Contribution Amount

3.4    PSP&L Rollover Amount

3.5    WECo Rollover Amount

4.   VESTING; CREDITING TAXES

4.1    Vesting

4.2    Crediting or Debiting of Account Balances

   (a)    Selection of Measurement Funds

   (b)    Measurement Funds

   (c)    Crediting or Debiting Method; Form of Payment

   (d)    No Actual Investment

4.3    Self-Employment and Other Taxes

4.4    Withholding

5.   INTERIM PAYMENTS; UNFORESEEABLE FINANCIAL EMERGENCIES; WITHDRAWAL ELECTION

5.1    Interim Payments

5.2    Other Benefits Take Precedence over Interim Payments

5.3    Payments and Suspensions for Unforeseeable Financial Emergencies

5.4    Withdrawal Elections

6.   RETIREMENT BENEFIT

6.1    Retirement Benefit

6.2    Payment of Retirement Benefit

6.3    Death Prior to Completion of Retirement Benefit

7.   DEATH PRIOR TO RETIREMENT

7.1    Pre-Retirement Survivor Benefit

7.2    Payment of Pre-Retirement Survivor Benefit

8.   DISABILITY

8.1    Disability Waiver

8.2    Continued Eligibility for Benefits

9.   BENEFICIARY DESIGNATION

9.1    Beneficiary

9.2    Change; Spousal Consent

9.3    No Beneficiary Designation

9.4    Doubt as to Beneficiary

9.5    Discharge of Obligations

10.       LEAVE OF ABSENCE

11.       TERMINATION, AMENDMENT OR MODIFICATION

11.1    Termination

11.2    Amendment

11.3    Effect of Payment

12.       ADMINISTRATION

12.1    Committee Duties

12.2    Administrative Committee; Agents

12.3    Binding Effect of Decisions

12.4    Indemnity of Committee and Administrative Committee

13.       CLAIMS PROCEDURES

13.1    Presentation of Claim

13.2    Notification of Decision

13.3    Legal Action

14.       TRUST

14.1    Establishment of the Trust

14.2    Relationship of the Plan and the Trust

14.3    Distributions from the Trust

15.       MISCELLANEOUS

15.1    Status of Plan

15.2    Unsecured General Creditor

15.3    Company's Liability

15.4    Nonassignability

15.5    Furnishing Information

15.6    Captions

15.7    Governing Law

15.8    Notice

15.9    Successors

15.10    Validity

15.11    Incompetence

15.12    Court Order

15.13    Distribution in the Event of Taxation

      (a)    In General

      (b)    Trust

15.14    Insurance

PUGET SOUND ENERGY, INC.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE
DIRECTORS

Amended and Restated
Effective October 1, 2000

Originally Effective: June 16, 1997

Purpose

The growth and success of Puget Sound Energy, Inc. (the "Company") depends on its ability to attract and retain the services of Directors of the highest competence, and to provide incentives that motivate the continued and effective service and contributions of such Directors. The purpose of this Plan is to advance the interests of the Company and its shareholders through a deferred compensation program designed to attract, motivate and retain such non-employee Directors. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

1. DEFINITIONS

For purposes of this Plan the following words and phrases shall have the meanings indicated, unless a different meaning is clearly indicated by the context:

1.1.	Account Balance

"Account Balance" shall mean a credit on the records of the Company equal to the sum of the balances in a Participant's (i) Deferral Account, (ii) Company Contribution Account, (iii) PSP&L Rollover Account, and (iv) WECo Rollover Account. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely for the determination of the amounts due to a Participant or Beneficiary under this Plan.

1.2.	Annual Company Contribution Amount

"Annual Company Contribution Amount" shall mean, for any Plan Year, the amount determined in accordance with Section 3.3.

1.3.	Annual Deferral Amount

"Annual Deferral Amount" shall mean that portion of Directors Fees that the Participant elects to defer, in accordance with Article 3, for any Plan Year. In the event a Participant dies, Retires, or suffers a Disability (if deferrals cease in accordance with Section 7.1) during a Plan Year, the Annual Deferral Amount for the year shall be the amount actually deferred prior to such event.

1.4.	Beneficiary

"Beneficiary" shall mean one or more individuals, trusts, estates or other entities designated in accordance with Article 8 to receive benefits under this Plan upon the death of a Participant.

1.5.	Board

"Board" shall mean the board of directors of the Company.

1.6.	Change in Control

"Change in Control" shall mean the first to occur of any of the following events:

(a) Any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the Company's capital stock entitled to vote in the election of directors;

(b) During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this Section 1.6) whose election by the board of directors or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

(d) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e) The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

1.7.	Code

"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.8.	Committee

"Committee" shall mean the committee described in Article 11, and if an Administrative Committee has been appointed pursuant to Article 11 shall include such Administrative Committee.

1.9.	Company

"Company" shall mean Puget Sound Energy, Inc., a Washington corporation, and any successor to all or substantially all of the Company’s assets or business.

1.10.	Company Contribution Account

“Company Contribution Account” shall mean an account on the books of the Company that reflects (i) the sum of the Participant’s Annual Company Contribution Amounts, plus (ii) amounts credited to the Participant’s Company Contribution Account in accordance with the applicable crediting provisions of this Plan, less (iii) all distributions made to the Participant or the Participant's Beneficiary from the Participant’s Company Contribution Account.

1.11.	Deferral Account

"Deferral Account" shall mean an account on the books of the Company that reflects (i)  the sum of the Participant's Annual Deferral Amounts, plus (ii) amounts credited to the Participant’s Deferral Account in accordance with the applicable crediting provisions of this Plan, less (iii) all distributions made to the Participant or the Participant's Beneficiary from the Participant's Deferral Account.

1.12.	Director

"Director" shall mean any member of the Board who is not an employee of the Company.

1.13.	Directors Fees

"Directors Fees" shall mean amounts paid to a Director as compensation (but not as reimbursement of expenses) for serving on the Board, including retainer fees and meeting fees.

1.14.	Disability

"Disability" shall mean a period of disability during which a Participant qualifies for long-term disability benefits under the Company's long-term disability plan, or, if the Participant does not participate in such plan, a period of disability during which the Participant would have qualified for long-term disability benefits under such a plan had the Participant been a participant in such plan, as determined in the sole discretion of the Committee. If the Company does not sponsor such a plan, or discontinues sponsorship of such a plan, the Committee in its sole discretion shall determine Disability. Disability does not include any period of short-term disability as under any Company plan providing short-term disability benefits.

1.15.	Disability Benefit

"Disability Benefit" shall mean the benefit set forth in Article 7.

1.16.	ERISA

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.17.	Exchange Act

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.18.	First Plan Year

“First Plan Year” shall mean the period beginning June 16, 1997 and ending December 31, 1997.

1.19.	Interim Payment

"Interim Payment" shall mean the payment described in Section 4.1.

1.20.	Measurement Funds

"Measurement Funds" shall mean the funds described in Section 4.2.

1.21.	Monthly Installment Method

"Monthly Installment Method" shall mean a monthly installment payment over the number of months selected by the Participant in accordance with this Plan, calculated as provided in this Section. The Account Balance of the Participant shall be calculated as of the close of business not more than ten (10) business days prior to the last business day of the month. The monthly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of monthly payments due the Participant. By way of example, if the Participant elects a 120-month Monthly Installment Method, the first payment shall be 1/120 of the Account Balance, calculated as described in this definition. The following month, the payment shall be 1/119 of the Account Balance, calculated as described in this definition. Each monthly installment shall be paid on or as soon as practicable after the last business day of the applicable month.

1.22.	Participant

"Participant" shall mean any Director who elects to participate in the Plan. Status as a Participant shall continue for as long as the individual has an Account Balance under the Plan, even if he or she is no longer a Director. A spouse or former spouse of a Participant shall not be treated as a Participant even if such spouse has an interest in the Participant's benefits under the Plan.

1.23.	Plan

"Plan" shall mean this Deferred Compensation Plan for Directors, as it may be amended from time to time.

1.24.	Plan Year

"Plan Year" shall mean, except for the First Plan Year, a period beginning on January 1 of each year and continuing through December 31 of such year.

1.25.	Pre-Retirement Survivor Benefit

"Pre-Retirement Survivor Benefit" shall mean the benefit set forth in Article 6.

1.26.	PSP&L Plan

“PSP&L Plan” shall mean the Puget Sound Power & Light Company Deferred Compensation Plan for Directors and Consultants, as amended and restated effective October 31, 1986 and as subsequently amended.

1.27.	PSP&L Rollover Account

"PSP&L Rollover Account" shall mean an account on the books of the Company that reflects (i) a Participant's PSP&L Rollover Amount, plus (ii) amounts credited to the Participant’s PSP&L Rollover Account in accordance with the applicable crediting provisions of this Plan, less (iii) all distributions made to the Participant or the Participant's Beneficiary from the Participant’s PSP&L Rollover Account.

1.28.	PSP&L Rollover Amount

"PSP&L Rollover Amount" shall be the amount determined in accordance with Section 3.4.

1.29.	Retirement or Retire

"Retirement", "Retire(s)" or "Retired" shall refer to resignation or retirement from the Board or termination of service as a Director for any reason.

1.30.	Section 16 Insider

"Section 16 Insider" shall mean any participant who is, with respect to the Company, subject to Section 16 of the Exchange Act.

1.31.	Stock

“Stock” shall mean Puget Sound Energy, Inc. Common Stock, $10.00 stated value, or any other equity security of the Company designated by the Committee.

1.32.	Trust

"Trust" shall mean one or more trusts established pursuant to that certain Master Trust Agreement, dated as of June 16, 1997 between the Company and the trustee named therein, as amended from time to time.

1.33.	Trustee

"Trustee" shall mean the financial institution acting at the time as trustee of the Trust.

1.34.	Unforeseeable Financial Emergency

"Unforeseeable Financial Emergency" shall mean an unanticipated severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident to the Participant or a dependent of the Participant, (ii) a loss of the Participant's residence or other property due to casualty, or (iii) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.35.	WECo Plan

“WECo Plan” shall mean the Washington Energy Company Deferred Compensation Plan for Non-Employee Directors, as adopted by Washington Energy Company, a Washington corporation, and as subsequently amended.

1.36.	WECo Rollover Account

"WECo Rollover Account" shall mean an account on the books of the Company that reflects (i) a Participant's WECo Rollover Amount, plus (ii) amounts credited to the Participant’s WECo Rollover Account in accordance with the applicable crediting provisions of this Plan, less (iii) all distributions made to the Participant or the Participant's Beneficiary from the Participant’s WECo Rollover Account.

1.37.	WECo Rollover Amount

"WECo Rollover Amount" shall mean the amount determined in accordance with Section 3.5.

1.38.	WNG Plan

"WNG Plan" shall mean the Washington Natural Gas Company Deferred Compensation Plan, as amended and restated effective September 1, 1995, adopted by Washington Natural Gas Company, a Washington corporation, and as subsequently amended.

2. ENROLLMENT, PARTICIPATION

2.1	Enrollment Requirements

A Director wishing to participate in the Plan shall complete and return to the Committee an election form and a beneficiary designation form, and such other materials as the Committee may request, within 30 days after election to the Board.

2.2	Participation

A Director shall commence participation in the Plan on the first day of the month following the month in which the Director completes all enrollment requirements. A Director who does not meet the requirements within the time specified in Section 2.1 shall not be eligible to participate in the Plan until the first day of the Plan Year following delivery to and acceptance by the Committee of the required forms.

3. DEFERRAL ELECTIONS; COMPANY CONTRIBUTIONS

3.1	Election to Defer

A Director may annually make an irrevocable election to defer all or a designated portion of the Directors Fees that may be payable for a Plan Year. The Director shall deliver the Election Form to the Committee by December 31 of the Plan Year preceding the Plan Year for which the election is made. If no election form is timely delivered, the Director's Annual Deferral Amount for that Plan Year shall be zero.

3.2	Withholding of Annual Deferral Amounts

Directors Fees deferred under this Plan shall be withheld at the time they otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.3	Annual Company Contribution Amount

For each Plan Year, the Company in its sole discretion may credit any amount it determines to any Participant’s Company Contribution Account under this Plan. Such amount shall be the Annual Company Contribution Amount for the Participant for that Plan Year. The Company may credit different amounts for different Participants. A credit awarded to one Participant shall not bind the Company to credit any amount to any other Participant. An Annual Company Contribution Amount shall be credited as of the last day of the Plan Year. If a Participant is not a Director as of the last day of a Plan Year other than by reason of Retirement or death, the Annual Company Contribution Amount for that Plan Year shall be zero.

3.4	PSP&L Rollover Amount

If a Director has an account balance in the PSP&L Plan on June 16, 1997, that account balance shall be transferred to the Director’s Account Balance under this Plan. The balance shall thereafter be governed by the terms and conditions of this Plan, and shall be referred to as the “PSP&L Rollover Amount.” Any elections made by the Participant with respect to a balance under the PSP&L Plan shall apply to the PSP&L Rollover Amount under this Plan until changed as provided in this Plan.

3.5	WECo Rollover Amount

If a Director has an account balance as a result of deferrals pursuant to the WECo Plan or the WNG Plan on June 16, 1997, the Director's aggregate account balance under such plan or plans shall be transferred to the Director’s Account Balance under this Plan. It shall thereafter be governed by the terms and conditions of this Plan, and shall be referred to as the “WECo Rollover Amount.” Any elections made by the Participant with respect to such account balance shall apply to the WECo Rollover Amount under this Plan until changed as provided in this Plan.

4. VESTING; CREDITING TAXES

4.1	Vesting

A Participant shall at all times be fully vested in his or her Account Balance.

4.2	Crediting or Debiting of Account Balances

Amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules and such other rules and procedures as the Committee may establish in its discretion:

(a)	Selection of Measurement Funds

In connection with an initial deferral election, a Participant shall select one or more Measurement Funds to be used to determine the amounts to be credited to the Account Balance. A Participant may change a selection by submitting a new election to the Committee on a form approved by the Committee. Any such selection shall take effect in the calendar quarter next succeeding the quarter in which the election form is received by the Committee, and shall continue in effect thereafter until changed in accordance with this subsection. The Participant shall specify, in increments of ten percentage points (10%), the percentage of the Account Balance to be allocated to any Measurement Fund. However, if a Participant is in payment status under the Monthly Installment Method or the Annual Installment Method, he or she shall only be allowed to reallocate funds to or from the Company Stock Fund account by December 31 of any Plan Year, to be effective the following January 1. Participants who are Section 16 Insiders may reallocated funds to or from their Company Stock Fund account only in accordance with Company policies on insider trading and in compliance with the rules for "Discretionary Transactions" as defined in Rule 16B-3 (or any successor provision) under the Exchange Act.

(b)	Measurement Funds

The Committee may, in its sole discretion, discontinue, substitute or add any Measurement Funds, but at least two Measurement Funds will always be available. Any change in available Measurement Funds will take effect no later than the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants written notice of such action, unless the Committee in is sole discretion, designates an alternate change period. With respect to Participants who are Section 16 Insiders, transfers to or from the Company Stock Fund will be allowed only pursuant to Company policies on insider trading and in compliance with the rules for Discretionary Transactions as defined in Rule 16b-3 (or any successor provisions) under the Exchange Act.

(c)	Crediting or Debiting Method; Form of Payment

A Participant's Account Balance, other than amounts allocated to the Company Stock Fund, shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant. Performance shall be determined by the Committee in its sole discretion as if (i) the Participant's Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable during such calendar quarter, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter was invested in the Measurement Funds selected by the Participant, in the percentages applicable to such calendar quarter, no later than the close of business on the tenth business day after the day on which such amounts are actually deferred from the Participant's Directors Fees, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account Balance was withdrawn from the Measurement Funds, in the percentages applicable to such calendar quarter, no earlier than ten business days prior to the distribution, at the closing price on such date. The Participant's Annual Company Matching Amount shall be credited to his or her Account for purposes of this clause (c) as of the close of business on the first business day in February of the Plan Year following the Plan Year to which they relate. The Participant’s WECo Rollover Amount or PSP&L Rollover Amount shall be credited as of June 16, 1997.

A Participant's Account Balance that is allocated to the Company Stock Fund shall be credited at the time the Participant would have been paid if the shares would have been held by the Participant, with additional Stock units equal in number to the number of shares of Company Stock that could be purchased with the amount of any cash dividends or other distributions that would be payable on the number of shares of Company Stock that equals the number of Stock units in such Account Balance. The number of Stock units credited to a Participant's Account Balance shall be appropriately adjusted to reflect (i) Stock splits, Stock dividends and other like adjustments in such Account Balance that were allocated to the Company Stock Fund, and (ii) any distributions made to the Participant that decrease the portion of such Account Balance allocated to the Company Stock Fund.

A Participant's Account Balance that is allocated to the Company Stock Fund shall be payable only in Stock, plus cash for any factional shares.

Lump sum payments are valued as of (i) the Participant's date of Termination, Retirement, Death or Disability, (ii) as of the first business day for the appropriate Plan Year for deferrals designated as Interim Payments, or (iii) when approved by the Committee for Payments due to Unforeseeable Financial Emergencies as defined in Section 5.3.

(d)	No Actual Investment

The Measurement Funds are to be used for measurement purposes only. A Participant's selection of a Measurement Fund and the crediting or debiting of amounts to a Participant's Account Balance based on such selection shall not be considered or construed as an actual investment in any such Measurement Fund. If the Company or the Trustee, in their discretion, invests assets in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust. With respect to Account Balances and other rights under this Plan, the Participant shall at all times be and remain an unsecured general creditor of the Company.

4.3	Self-Employment and Other Taxes

The Company shall withhold from a Participant’s Directors Fees or Annual Deferral Amount, in a manner determined by the Company, the Participant’s share of self-employment and other taxes that may be required to be withheld.

4.4	Withholding

The Company or the Trustee shall withhold from any payments made to a Participant or Beneficiary all federal, state and local income, employment and other taxes required to be withheld from such payments, in amounts and in a manner determined in the discretion of the Company or the Trustee.

5. INTERIM PAYMENTS; UNFORESEEABLE FINANCIAL EMERGENCIES; WITHDRAWAL ELECTION

5.1	Interim Payments

A Participant may irrevocably elect to receive an Interim Payment from the Plan with respect to any Annual Deferral Amount. The Interim Payment shall be an amount that is equal to the Annual Deferral Amount plus amounts credited or debited to that amount in the manner provided in Section 4.2, determined at the time that the Interim Payment becomes payable. Each Interim Payment shall be paid in a lump sum within 60 days after the last day of any Plan Year designated by the Participant that is at least two Plan Years after the Plan Year in which the Annual Deferral Amount is deferred. For example, if a two-year Interim Payment is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 1999, the two-year Interim Payment would become payable during a 60-day period commencing January 1, 2002.

5.2	Other Benefits Take Precedence over Interim Payments

Payments under Sections 5.3 and 5.4, and Articles 6, 7, 8 and 9 take precedence over Interim Payments. Payments under those Sections and Articles may be made from Annual Deferral Amounts that otherwise would be payable as Interim Payments.

5.3	Payments and Suspensions for Unforeseeable Financial Emergencies

If a Participant experiences an Unforeseeable Financial Emergency, the Participant may request either or both of (i) suspension of any deferrals then in effect and (ii) a partial or full payment from the Plan. The payment shall not exceed the lesser of the Participant's Account Balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If the Committee approves such a request, suspension shall take effect on the date of approval and any payment shall be made within 60 days of the date of approval.

5.4	Withdrawal Elections

A Participant (or, after the Participant’s death, his or her Beneficiary) may elect to withdraw part or all of the Account Balance, calculated as if the Participant had Retired as of the day of the election. Any such withdrawal shall be subject to a penalty equal to 10% of the amount elected. The amount of the penalty shall be forfeited to the Company. This election may be made at any time and whether or not the Participant or Beneficiary is being paid pursuant to an installment payment schedule. No partial withdrawals of less than $25,000 shall be allowed. The Participant or Beneficiary shall make this election by giving the Committee written notice in a form determined from time to time by the Committee. The Participant or Beneficiary shall be paid the withdrawal amount within 60 days of the election. Once a withdrawal amount is paid, any deferral election under the Plan shall terminate and the Participant shall not be eligible to make deferrals of Directors Fees for the remainder of the Plan Year in which the Withdrawal Amount is paid.

6. RETIREMENT BENEFIT

6.1	Retirement Benefit

A Participant who Retires shall receive his or her Account Balance as a Retirement Benefit.

6.2	Payment of Retirement Benefit

A Participant may elect, in a manner determined by the Committee, to receive Retirement Benefits in a lump sumor under a Monthly Installment Method of not more than 240 months; provided, however, that to the extent a Participant receives Retirement Benefits in Stock from the Company Stock Fund, a Participant may elect to receive such Retirement Benefits only in a lump sum or under the Monthly Installment Method for the same period that benefits from the other Measurement Funds are elected and paid. The election may be changed to an allowable alternative payment period by submitting a new election to the Committee, in a form approved by the Committee, provided that any such election must be submitted and accepted at least one year before the Participant's Retirement. The Election Form most recently accepted by the Committee shall govern the payment of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made no later than 60 days after the date the Participant Retires. Monthly Installment Method payments shall commence no later than 60 days after the Participant retires; however, any annual distributions from the Company Stock Fund shall be distributed each subsequent year in January.

6.3	Death Prior to Completion of Retirement Benefit

If a Participant dies after Retirement but before the Retire-ment Benefit is paid in full, the unpaid Retirement Benefit payments shall be paid to the Participant's Beneficiary. Payment shall be made in the same manner and in the same amounts as the benefit that would have been paid to the Participant had the Participant survived. If requested by the Beneficiary and allowed in the sole discretion of the Committee, payment may be made in a lump sum equal to the Participant's unpaid remaining Account Balance at the time of payment.

7. DEATH PRIOR TO RETIREMENT

7.1	Pre-Retirement Survivor Benefit

The Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance, if the Participant dies before Retirement.

7.2	Payment of Pre-Retirement Survivor Benefit

A Participant may elect, in a manner determined by the Committee, whether the Pre-Retirement Survivor Benefit shall be paid to his or her Beneficiary in a lump sum or pursuant to a Monthly Installment Method of no more than 240 months. The Participant may change this election to any allowable alternative payment period by submitting a new election to the Committee, in a form approved by the Committee. The election most recently accepted by the Committee prior to the Participant's death shall govern the payment of the Participant's Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be paid in a lump sum unless the Committee in its discretion decides that payment shall be made in such installments as the Committee determines. A lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date of the Participant's death.

8. DISABILITY

8.1	Disability Waiver

A Participant suffering from a Disability shall be excused from deferral of Directors Fees during the period of Disability and shall not make any additional deferral elections for as long as the Disability continues. For all other purposes, the Participant will continue to participate in the Plan. A Participant who returns to service as a Director after the Disability ceases may elect an Annual Deferral Amount for the Plan Year following his or her return to service, in accordance with Section 3.1.

8.2	Continued Eligibility for Benefits

A Participant suffering a Disability shall continue to be eligible for the benefits provided for in Articles 5, 6 and 7.

9. BENEFICIARY DESIGNATION

9.1	Beneficiary

Each Participant shall have the right to designate one or more Beneficiaries (including primary and contingent Beneficiaries) to receive any benefits payable under the Plan. The Beneficiary may be the same as or different from the Beneficiary designated under any other plan in which the Participant participates.

9.2	Change; Spousal Consent

A Participant shall have the right to change a Beneficiary by completing a new beneficiary designation on a form approved by the Committee. If the Participant designates someone other than his or her spouse as a Beneficiary, the spouse must consent to the designation in writing on a form approved by the Committee, and the signed consent form must be returned to the Committee. The Committee shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee prior to the Participant's death.

9.3	No Beneficiary Designation

If a Participant fails to designate a Beneficiary or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the Participant's benefits remaining under the Plan shall be payable to the executor or personal representative of the Participant's estate.

9.4	Doubt as to Beneficiary

If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, it shall have the right to withhold payments until the matter is resolved to its satisfaction.

9.5	Discharge of Obligations

The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant and any other Beneficiary.

10. LEAVE OF ABSENCE

If a Participant is authorized for any reason to take a leave of absence from the Board, the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to the Board. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year.

11. TERMINATION, AMENDMENT OR MODIFICATION

11.1	Termination

Although the Company anticipates that it will continue the Plan for an indefinite period of time, it reserves the right to terminate the Plan at any time. Upon termination, the Account Balances of the Participants shall be paid as provide in this Section. Such Account Balances shall be determined as if the affected Participants had Retired on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then as if that Participant had Retired on such date.

Prior to a Change in Control, if the Plan is terminated with respect to all Participants, the Company shall have the right, in its sole discre-tion, and notwith-standing any elections made by the Participant, to pay such benefits in a lump sum or pursuant to a Monthly Installment Method of up to 240 months, with amounts credited and debited during the installment period as provided in Article 4. If the Plan is terminated with respect to less than all Participants, the Company shall be required to pay such benefits in a lump sum. After a Change in Control, the Company shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided , that the Company shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or pursuant to a Monthly Installment Method using fewer months (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule). For these purposes, the present value shall be determined prior to a Change in Control by the Committee in its discretion; after a Change in Control, present value shall be determined by the Trustee in its discretion.

11.2	Amendment

The Company may, at any time, amend or modify the Plan in whole or in part; provided, that no amendment or modification shall decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had Retired on the effective date of the amendment or modification or, if (i) the amendment or modification occurs after the date upon which the Participant was eligible to Retire, or (ii) the Participant is a Consultant, as if the Participant had Retired as of the date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under this Plan as of the date of the amendment or modification; provided, that the Employer shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to a Monthly Installment Method using fewer months (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule). For this purpose, the present value shall be determined prior to a Change in Control by the Committee in its discretion; after a Change in Control, present value shall be determined by the Trustee in its discretion.

11.3	Effect of Payment

The full payment of the applicable benefit under Articles 5, 6, 7 or 8 of the Plan shall completely discharge all obligations of the Company and the Committee to a Participant and his or her designated Beneficiaries under this Plan.

12. ADMINISTRATION

12.1	Committee Duties

This Plan shall be administered by a Committee, which shall consist of the Board or such committee as the Board may appoint. Members of the Committee may be Participants. The Committee shall have the discretion and authority, subject to Section 11.2, to make amendments to the Plan or in its discretion it may recommend amendments to the Board for its action. The Committee shall have the discretion and authority to make, amend, interpret, and enforce appropriate rules and regulations for the administration of this Plan and to decide or resolve, in its discretion, any and all questions involving interpretation of this Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2	Administrative Committee; Agents

The Committee may, from time to time, appoint an administrative Committee and delegate to the administrative Committee such duties and responsibilities (but not the authority to amend the Plan) with respect to the Plan as the Committee may determine. The Committee and the administrative Committee may employ agents and delegate to them such duties as either Committee sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

12.3	Binding Effect of Decisions

The decisions or actions of the Committee, and of the Administrative Committee, with respect to the administration, interpretation and application of the Plan and the rules and regulations hereunder shall be final and conclusive and shall be binding upon all persons having any interest in the Plan.

12.4	Indemnity of Committee and Administrative Committee

The Company shall indemnify and hold harmless the members of the Committee, the Administrative Committee, and any agent or employee to whom the duties of the Committee or the Administrative Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, the Administrative Committee or any of their members or any such agent or employee.

13. CLAIMS PROCEDURES

13.1	Presentation of Claim

Any Participant or Beneficiary (such Participant or Beneficiary being referred to in this Article as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after the Claimant received such notice. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2	Notification of Decision

The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a)	That the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)	That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination. Such notice shall state:

(i)	The specific reason(s) for the denial of the claim, or any part of it;

(ii)	Specific reference(s) to pertinent provisions of the Plan upon which such denial was based.

13.3	Legal Action

Compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under the Plan.

14. TRUST

14.1	Establishment of the Trust

The Company shall at least annually transfer to the Trust such assets as it determines, in its sole discretion, are necessary to provide, on a present value basis, for its liabilities with respect to the Annual Deferral Amounts, Annual Company Contribution Amounts, PSP&L Rollover Amount and WECo Rollover Amount for all period prior to the transfer, as well as any debits and credits to the Participants' Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the Trust at the time of the transfer.

14.2	Relationship of the Plan and the Trust

The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, the Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall remain liable to carry out its obligations under the Plan.

14.3	Distributions from the Trust

The Company's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce pro tanto the Company's obligations under the Plan.

15. MISCELLANEOUS

15.1	Status of Plan

The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a). The Plan shall be administered and interpreted in a manner consistent with that intent.

15.2	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or of the Trust. For purposes of the payment of benefits under this Plan, any and all of the Company's assets including assets of the Trust shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company's obligation under the Plan shall consist solely of an unfunded and unsecured promise to pay money in the future.

15.3	Company's Liability

The Company's liability for the payment of benefits shall be defined only by the Plan. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

15.4	Nonassignability

Neither a Participant nor a Beneficiary nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof. All of such rights are expressly declared to be, unassignable and non-transferable. None of the amounts payable under the Plan shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.

15.5	Furnishing Information

A Participant or Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and shall take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.6	Captions

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.7	Governing Law

Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Washington without regard to its conflicts of laws principles.

15.8	Notice

Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, or by facsimile to the address below:

Director of Human Resources

Puget Sound Energy, Inc.

Post Office Box 97034

Bellevue, WA 98009-9734

Any such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant or Beneficiary.

15.9	Successors

The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

15.10	Validity

If any provision of this Plan shall be found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.11	Incompetence

If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.12	Court Order

The Committee is authorized to make any payments directed by court order. If a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant’s benefits under the Plan to that spouse or former spouse.

15.13	Distribution in the Event of Taxation

(a)	In General

A Participant may request the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of any benefit under the Plan that has become taxable prior to its receipt. The Committee shall not unreasonably withhold its consent to any such request. After a Change in Control, the Trustee shall consent to any such request upon a proper showing that the benefits are indeed taxable. Once consent to the request is granted, the Plan shall distribute to the Participant an amount equal to the taxable portion of the benefit, but not exceed more than the Participant's unpaid Account Balance. Distribution shall be made within 90 days of the date when the request is granted. Such a distribution shall reduce the Account Balance and the benefits to be paid under this Plan.

(b)	Trust

If the Trust terminates and benefits are distributed from the Trust to a Participant, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

15.14	Insurance

The Company, on its own behalf or on behalf of the trustee of the Trust, and in its sole discretion may apply for and procure insurance on the life of any Participant, in such amounts and in such forms as the Company may choose. The Company or the trustee of the Trust and, , as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Company has applied for insurance.

AMENDMENT TO

PUGET SOUND ENERGY, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

This Amendment is made to the Puget Sound Energy, Inc. Deferred Compensation Plan for Non-Employee Directors, effective June 16, 1997 (the "Plan"). All terms defined in the Plan shall have the same meanings when used herein. This Amendment is effective June 16, 1997. All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

Section 1.6 ("Change in Control") is amended by adding the following provisions at the end of subsection (a) thereof:

provided, however, that the following acquisitions of beneficial ownership shall not constitute a Change of Control: (i) an acquisition by the Company or by any entity related to the Company within the meaning of Code Section 414(b), (c), (m) or (o), (ii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or by any such related entity, or (iii) the acquisition of the Company's common stock by Puget Energy, Inc. pursuant to the plan of exchange effective January 1, 2001;

AMENDMENT TO

PUGET SOUND ENERGY, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

This Amendment is made to the Puget Sound Energy, Inc. Deferred Compensation Plan for Non-Employee Directors, effective June 16, 1997 and as most recently amended effective October 1, 2000 (the "Plan"). This Amendment is effective January 1, 2001. All terms defined in the Plan shall have the same meanings when used herein. All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1. Section 1.31 ("Stock") shall be amended in its entirety to read as follows:

"Stock" shall mean the common stock of Puget Energy, Inc. that is traded on the New York Stock Exchange or the common stock of any successor to Puget Energy, Inc. that is publicly traded. All references in the Plan to "Puget Energy, Inc." shall be deemed to include its successor. To the extent such successor's stock is traded on an exchange other than the New York Stock Exchange, all references in the Plan to "New York Stock Exchange" shall be deemed to include such other exchange.

2. A new section ("Stock Fund") shall be created immediately after Section 1.31 ("Stock Fund") to read as set forth below and the subsequent sections of Article 1 shall be renumbered accordingly:

"Stock Fund" shall mean the Measurement Fund that corresponds to the fair market value of Stock.